UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2016

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1300 Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2016, FreightCar America, Inc. (the “Company”) announced that it has appointed Theodore W. Baun, the Company’s Senior Vice President, Marketing and Sales, to the newly created role of Chief Commercial Officer, effective June 1, 2016 (the “Effective Date”). As Chief Commercial Officer, Mr. Baun’s responsibilities will be expanded to include oversight of the Company’s Parts business and information technology.

Mr. Baun, 43, has 22 years of experience in the railcar industry, most of which has been with the Company. Mr. Bain joined the Company in 1994 and has held roles of increasing responsibility in operations, marketing and sales. He also gained sales leadership experience with Mitsui Rail Capital, LLC from 2003 to 2005 as Director of Sales after which he returned to the Company. Mr. Baun has led the Company’s sales team since November 2007.

In connection with Mr. Baun’s appointment, the Company and Mr. Baun entered into a letter agreement relating to the terms of his employment (the “Agreement”) dated May 25, 2016 and effective the Effective Date. A description of the material terms of the Agreement is set forth below, which description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.

(1) Term: Mr. Baun’s employment with the Company is not for a specified term and there is no specified term for the Agreement.

(2) Base Salary: The Company increased Mr. Baun’s base salary to $350,000 per year, effective May 1, 2016, which is subject to annual review by the Company.

(3) Bonus: Mr. Baun will continue to be entitled to participate in the Company’s annual cash incentive plan applicable to senior executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during his employment. His target Bonus continues to be 50% of his base salary, upon achievement of a target level of performance set forth in the Bonus Plan (which has not been amended).

(4) Long-Term Incentive and Other Executive Compensation Plans: Mr. Baun will continue to be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive compensation plans on a basis no less favorable than other similarly situated executives.

(5) Other Amounts: Mr. Baun will continue to be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, and perquisites, offered to similarly situated senior executives and the Company’s pension plans. He will also be entitled to four weeks of paid annual vacation.

(6) Termination Payments: Pursuant to the Agreement, Mr. Baun’s employment may be terminated by the Company or Mr. Baun upon notice to the other party. Mr. Baun will continue to be a participant in the Company’s Executive Severance Plan. Under this plan, upon involuntary termination of employment without cause or resignation for good reason, Mr. Baun would be entitled to the following benefits for a period of 12 months following such termination of employment: (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to him for the last two full years; and (iii) continuation of certain health benefits.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Letter agreement dated May 25, 2016 by and between FreightCar America, Inc. and Theodore W. Baun

Exhibit 99.1	Press release of FreightCar America, Inc. dated May 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: May 27, 2016	By:	/s/ Georgia L. Vlamis
Name: Georgia L. Vlamis
Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Letter agreement dated May 25, 2016 by and between FreightCar America, Inc. and Theodore W. Baun

Exhibit 99.1	Press release of FreightCar America, Inc. dated May 27, 2016